EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into on October 10, 2017 and will be effecitve as of October 16, 2017 (“Effective Date”), by and between Synergy CHC Corp., a Nevada corporation (the “Company”), and Jeffrey Kadanoff (the “Executive”).

WHEREAS, the Company wishes to employ Executive as its Chief Financial Officer on the terms and conditions set forth in this Agreement;

WHEREAS, Executive wishes to accept such employment with the Company;

WHEREAS, Executive acknowledges and agrees that through Executive’s association with the Company as an employee, Executive will acquire over time a considerable amount of knowledge and goodwill with respect to the Business of the Company, which knowledge and goodwill are highly valuable to the Company and which would be detrimental to the Company if used by Executive to compete with the Company; and

WHEREAS, the Company wishes to protect its investment in its business, employees, customer relationships, and confidential information, by requiring Executive to abide by certain restrictive covenants regarding confidentiality, non-competition, and non-solicitation, each of which is an inducement to the Company to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment; Term. Subject to the terms and conditions of this Agreement, the Company employs Executive, and Executive accepts such employment, commencing on November 1, 2017 (the “Start Date”), and continuing in effect for an initial term of three (3) years. Following the initial period, this Agreement will be renewed for successive one (1) year periods, unless and until terminated as provided below (such period, as renewed, the “Term”). Notwithstanding the foregoing, this Agreement may be terminated by either party in accordance with Section 5.

2. Position; Duties. Executive will serve as the Company’s only Chief Financial Officer, and will perform such services for the Company and its affiliates as are customarily associated with such position and as may otherwise reasonably be assigned to the Executive from time to time by the Company’s Chief Executive Officer. Executive will report directly to the Chief Executive Officer. Executive will devote Executive’s full business time to the affairs of the Company and to the duties hereunder, and will perform such duties diligently and to the best of Executive’s ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees and manage his personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities under this Agreement or otherwise violate other terms of this Agreement. Executive may also serve as a Director of for profit entity other than the Company if approved by the Chief Executive Officer, who shall have sole discretion to approve or deny any such request. As necessary for the completion of Executive’s job duties, the Company will assist Executive, at Company’s expense, in securing a visa or other work authorization permitting his employment within the United States. If reasonably necessary to assist Executive in the completion of his job duties and to otherwise support the Company’s business, the Company will hire a business analyst, compliance officer, or similar individual.

3. Compensation and Benefits. As compensation for the services to be rendered by Executive under this Agreement, the Company will provide the following compensation and benefits during Executive’s employment hereunder.

(a) Base Salary. The Company will initially pay Executive a base salary at an annual rate of Four Hundred Fifty Thousand U.S. Dollars (US$450,000.00) (the “Base Salary”). The Base Salary will be payable in equal installments in accordance with the Company’s payroll practices as in effect from time to time. The Base Salary will be reviewed by the Company from time to time, and may be increased in the sole discretion of the Company, but may not be decreased without the consent of Executive, except that the Base Salary may be decreased by the Company in connection with any Company-wide decrease in executive compensation, provided that in connection with such reduction Executive will not experience a proportional decrease greater than that of all other similarly-situated executive-level employees.

(b) Signing Bonus. Any time after the Effective Date, but no later than three (3) business days following the Start Date, the Company will pay Executive a signing bonus consisting of: (i) 100,000 shares of the Company’s common stock, and (ii) a cash payment equal to the value of 100,000 shares of the Company’s common stock based on a price of $0.55 per share.

(c) Annual Bonus Opportunity. Beginning with calendar year 2018, Executive will be eligible to receive an annual bonus of up to fifty percent (50%) of Executive’s Base Salary (the “Annual Bonus”). The actual amount of such Annual Bonus will be determined by the Company’s Board of Directors (the “Board”) based upon achievement of financial and other performance-related goals established in writing by the Board in consultation with Executive no later than December 31 of each calendar year during the Term. For calendar year 2017, Executive shall receive an Annual Bonus of $37,500. For calendar year 2018, one-half of the Annual Bonus will be based upon the Company’s achievement of net income measured against targets to be reasonably established by the Board in writing, and one-half of the Annual Bonus will be based upon the Company’s conclusion of an equity financing resulting in proceeds of at least $10,000,000 to the Company. For each applicable year, the Board will determine on or before January 31 of the applicable year (the “Determination Date”), after consultation with Executive, which consultation shall take place no less than ten (10) business days before the Determination Date, the extent to which applicable Annual Bonus criteria have been met and the amount of the resulting Annual Bonus, if any. The Annual Bonus for any given year will be payable between January 1 and March 15 in the year immediately following the year in which the Annual Bonus, if any, is earned. To the extent cash bonuses to the Company’s management are restricted by the Company’s Amended and Restated Loan Agreement with Knight Therapeutics (Barbados) Inc. (the “Loan Agreement”), the Company may pay up to one-half of the Annual Bonus in Company stock as required to comply with the Loan Agreement, based on the Fair Market Value of the stock on the Determination Date, with the remainder paid in cash. As used in this Agreement, the term “Fair Market Value” has the meaning provided in the Company’s 2014 Equity Incentive Plan (the “Plan”). Except as otherwise provided in Section 6(b) below, Executive must be employed by the Company on the Determination Date in order to receive the Annual Bonus for that year.

(d) Equity Participation.

(i) Initial Stock Purchase. Within three (3) business days of the Effective Date, Executive will purchase from the Company and the Company will sell to Executive 400,000 shares of the Company’s common stock. The purchase price for such shares will be $0.55 per share. The sale described in this sentence is conditioned upon the Company’s receipt of a waiver in form acceptable to the Company executed by Knight Therapeutics (Barbados) Inc. confirming that the sale described in this subsection will not be used for purposes of any calculation under Section 4.8 of the Loan Agreement.

(ii) Initial Stock Option Grant. The Company will grant Executive an option to purchase 1,500,000 shares of the Company’s common stock (the “Initial Option”). The exercise price of the Initial Option will be $0.55. The Initial Option will expire on the tenth anniversary of the grant date. The Initial Option will vest in three (3) equal annual installments on the first three anniversaries of the Start Date, provided that Executive remains employed by the Company on each such date. The Initial Option will be subject to the terms of the Plan and a related option grant agreement to be entered between Executive and the Company. The parties intend that the vesting schedule of the Initial Option shall be no less favorable than any option grant to the Company’s Chief Executive Officer made during the term of this Agreement, and as such, the vesting schedule of the Initial Option will be automatically adjusted when and as necessary to implement such intent.

(iii) Future Stock Option Grants. Subject to the approval by the Board, during each calendar year of Executive’s employment with the Company beginning with 2018, the Company will grant to Executive an option to purchase 500,000 shares of the Company’s common stock (such options collectively the “Additional Options”). The exercise price of each Additional Option will be the Fair Market Value of the common stock on the date each such Additional Option is granted. Each Additional Option will expire on the tenth anniversary of the date of grant of such Additional Option. The Additional Options will vest in three (3) equal annual installments on the first three anniversaries of the date of grant of such Additional Option, provided that Executive remains employed by the Company on each such date. The Additional Options will be subject to the terms of the Plan and related option grant agreements to be entered between Executive and the Company.

(iv) Acceleration of Vesting Upon Change in Control. Upon the occurrence of a Change in Control (as such term is defined in the Plan), the vesting of stock options granted to Executive will be accelerated subject to Executive’s continued service to the Company as of such date and provided further that Executive’s stock options will be treated no less favorably than those of any other executive-level employee or Chairman of the Company.

(e) Vacation. Executive will be entitled to four (4) weeks of paid vacation per calendar year during the Term (pro-rated for 2017). Unless otherwise provided by the Company’s vacation policy or applicable law, no more than two (2) weeks unused vacation time shall be accrued and carry over from one calendar year to the next. All accumulated paid vacation shall be paid to Executive upon separation from the Company.

(f) General Benefits. Executive will be entitled to such other benefits and perquisites, and to participate in such benefit plans, as are generally made available to similarly situated executive-level employees of the Company from time to time, subject to Company policy and the terms and conditions of any applicable benefit plans. Nothing in this Agreement will be deemed to alter the Company’s rights to modify or terminate any such plans or programs in its sole discretion.

(g) Withholdings. The Company will withhold from any amounts payable under this Agreement such federal, state/provincial, and local taxes as the Company determines are required to be withheld pursuant to applicable law.

4. Reimbursement of Expenses. The Company will reimburse Executive for all reasonable business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder, subject to Executive’s compliance with the Company’s reimbursement policies in effect from time to time. Such reimbursements will be made in a timely manner and in accordance with the policies of the Company, and, to the extent required by Section 409A, not later than December 31 of the year following the year in which Executive incurs such expense. The amount of expenses eligible for reimbursement during one year will not affect the expenses eligible for reimbursement in any other year, and is not subject to liquidation or exchange for another benefit. To the extent any reimbursement is deemed income and/or taxable to Executive, the Company shall gross up such reimbursement to account for applicable federal, state/provincial, and local income taxes and applicable payroll taxes as determined by the Company in good faith in consultation with its attorneys, accountants, and other professional advisors, applying reasonable interpretations of applicable tax laws.

5. Termination. This Agreement, and Executive’s employment hereunder, are subject to termination as follows:

(a) Death. Automatically effective upon the Executive’s death.

(b) Disability. By the Company effective upon written notice to the Executive in the event of the Executive’s Disability. As used herein, “Disability” means the inability of Executive, due to the condition of Executive’s physical, mental or emotional health, effectively to perform the essential functions of Executive’s job with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, as determined by the Board in its discretion. For purposes of making a determination as to whether a Disability exists, at the Company’s request Executive agrees to make himself available and to cooperate in a reasonable examination by a reputable independent physician retained by the Company and to authorize the disclosure and release to the Company of all medical records related to such examination, provided such information is shared only with the Board and maintained in confidence by the Board.

(c) For Cause. By the Company effective upon written notice to the Executive for Cause. For purposes of this Agreement, “Cause” means: (i) Executive’s fraud, embezzlement or misappropriation with respect to the Company; (ii) Executive’s willful or grossly negligent misconduct that has or may reasonably be expected to have a material adverse effect on the property, business, or reputation of the Company; (iii) Executive’s material breach of this Agreement; (iv) Executive’s willful failure or refusal to perform Executive’s material duties under this Agreement or willful failure to follow any specific lawful instructions of the Chief Executive Officer, provided however, that if Executive receives advice from counsel or other professional that such failure or refusal is permissible or in the best interests of Company, such failure or refusal shall not be deemed Cause; (v) Executive’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude; or (vi) Executive’s material failure to comply with the Company’s workplace rules, policies, or procedures that has or may reasonably be expected to have a material adverse effect on the property, business, or reputation of the Company. In the event that the Company concludes, after consulting with Executive and counsel for the Company, that Executive has engaged in acts constituting in Cause as defined in clause (iii), (iv), or (vi) above, prior to terminating this Agreement for Cause the Company will provide Executive with at least fifteen (15) days’ advance written notice of the circumstances constituting such Cause, and an opportunity to correct such circumstances, to the extent such circumstances are susceptible of being corrected. If Executive corrects such circumstances within fifteen (15) days of such written notice, then Cause shall not exist as to such particular occurrence.

(d) Without Cause. By the Company effective upon written notice to the Executive at any time for any reason other than for Cause or the Executive’s Disability.

(e) Resignation for Good Reason. Executive may resign for Good Reason as described herein. In order to resign for Good Reason, Executive must provide written notice to the Company of the existence of a Good Reason Condition (as defined herein) within sixty (60) days of his knowledge of the initial existence of such Good Reason Condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may attempt to remedy the Good Reason Condition and not be required to provide for the benefits described in Section 6(b) or 6(c) below as a result of such proposed resignation if successfully remedied. If the Good Reason Condition is not remedied within such thirty (30) day period, Executive may resign based on the Good Reason Condition specified in the notice effective no later than thirty (30) days following the expiration of the thirty (30) day cure period. For purposes of this Agreement, “Good Reason Condition” means the occurrence of any of the following events without Executive’s consent: (v) a material diminution of the Executive’s authority, duties, or responsibilities or an adverse change in his title or position, (w) the Company’s material breach of this Agreement or any equity grant agreement between Executive and the Company, (x) a reduction in Executive’s Base Salary or target Annual Bonus, except for a change not exceeding ten percent (10%) of the total Base Salary and target Annual Bonus and in which Executive is impacted in substantially the same manner as the other executive-level employees of the Company, (y) a requirement by the Company that Executive’s employment location is required to move to a location that is more than twenty (20) miles from Executive’s primary place of residence as of the date of his execution of this Agreement, or (z) any other reason which would be considered to amount to constructive dismissal by a court at law.

(f) Resignation. By the Executive effective upon thirty (30) days’ written notice to the Company for a reason other than Good Reason.

(g) During any notice period under Sections 5(c), 5(e), or 5(f) the Company may, in its sole discretion, relieve Executive of some or all of his duties during the notice period, but the Company will continue to provide Executive with all required salary and benefits during such period.

6. Effect of Termination.

(a) Generally. When Executive’s employment with the Company is terminated for any reason, Executive, or his estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination, along with reimbursement for any outstanding business expenses that Executive has timely submitted for reimbursement in accordance with the Company’s expense reimbursement policy or practice.

(b) Separation Benefits upon Termination Without Cause or Resignation for Good Reason. If the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, then conditioned upon Executive executing a Release (as defined below) following such termination, Executive will be entitled to receive the following separation benefits (the “Separation Benefits”): (i) the greater of: (A) the sum of Executive’s then-current annual Base Salary plus his target Annual Bonus, or (B) the sum of Executive’s then-current annual Base Salary plus his target Annual Bonus, divided by twelve (12), with such quotient multiplied the number of years Executive has served as an employee of the Company, (ii) payment of a pro-rated amount of the target Annual Bonus for the year in which termination occurs, and (iii) immediate acceleration of unvested stock options which would otherwise have vested had Executive remained employed for twelve (12) additional months beyond the date of termination. The Separation Benefits are conditioned upon Executive executing a release of claims in a form reasonably acceptable to the Company (the “Release”) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. Any such Release shall not release Company or its officers, directors, agents and employees from any intentional misconduct. The Separation Benefits will be payable to Executive in two (2) installments, less applicable taxes and withholdings, beginning with two-thirds on the sixtieth (60th) day following the termination of Executive’s employment with the Company and one-third on the ninetieth (90th) day following the termination of Executive’s employment with the Company, provided that the Company, in its sole discretion, may begin the payments earlier to the extent permitted without causing Executive to incur additional taxes and penalties under Section 409A. Notwithstanding the foregoing, if Executive is entitled to receive the Separation Benefits but is determined by a court of competent jurisdiction to have violated in any material respect any provisions of Section 10 hereof after termination of employment, the Company will be entitled to immediately stop paying any further installments of the Separation Benefits, in addition to any other remedies that may be available to the Company in law or at equity.

(c) Separation Benefits upon Certain Terminations Following a Change in Control. If the Company terminates Executive’s employment without Cause, or if Executive resigns for Good Reason, in either case at the time of or within twenty-four (24) months following a Change in Control (as defined below), and conditioned upon Executive executing a Release following such termination, Executive will be entitled to receive separation benefits (the “CIC Separation Benefits”) equal to the greater of: (i) two times the sum of Executive’s then-current annual Base Salary plus his target Annual Bonus, or (ii) two times the sum of (A) Executive’s average Base Salary actually paid over the preceding two years, plus (B) the average Annual Bonus actually paid over the preceding two years. In addition to the foregoing benefits, all stock and options granted to Executive shall vest as provided in Section 3(d)(iv) above. The CIC Separation Benefits are conditioned upon Executive executing a Release within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law, provided the Release shall not release the Company, its officers, directors, agents and employees from any intentional misconduct. The CIC Separation Benefits will be payable to Executive in two (2) installments, less applicable taxes and withholdings, beginning with two-thirds (2/3) of those benefits paid on the sixtieth (60th) day following the termination of Executive’s employment with the Company and one-third (1/3) of such benefits on the ninetieth (90th) day following the termination of Executive’s employment with the Company, provided that the Company, in its sole discretion, may begin the payments earlier to the extent permitted without causing Executive to incur additional taxes and penalties under Section 409A. Notwithstanding the foregoing, if Executive is entitled to receive the CIC Separation Benefits but is determined by a court of competent jurisdiction to have violated in any material respect any provisions of Section 10 hereof after termination of employment, the Company will be entitled to immediately stop paying any further installments of the CIC Separation Benefits, in addition to any other remedies that may be available to the Company in law or at equity. For purposes of this Section 6, the term “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) the acquisition by a third party person or group of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; (ii) a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction; or (iii) the sale, lease, exclusive license or other disposition of more than fifty percent (50%) all of the assets of the Company.

(d) Parties’ Intent. Executive acknowledges and agrees that the termination of Executive’s employment as a result of Executive’s death or Disability will not constitute a termination without Cause triggering the rights described in Section 6(b) or Section 6(c). Executive further acknowledges and agrees that in no event will Executive be eligible for benefits under both Section 6(b) and Section 6(c). If Section 6(c) applies, then Section 6(b) will be inapplicable.

(e) Application of Internal Revenue Code Section 409A. The parties intend that this Agreement and the payments made hereunder will be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement will be interpreted and applied to the greatest extent possible in a manner that is consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 6 that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. The parties intend that each installment of the Separation Benefits and the CIC Separation Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, the parties intend that the Separation Benefits and the CIC Separation Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). However, if the Company determines that the Separation Benefits or the CIC Separation Benefits constitute “deferred compensation” under Section 409A and Executive is, as of the separation from service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Separation Benefits or the CIC Separation Benefits payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s separation from service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) will (A) pay to Executive a lump sum amount equal to the sum of the Separation Benefits or the CIC Separation Benefits payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Separation Benefits or the CIC Separation Benefits had not been so delayed pursuant to this Section, and (B) commence paying the balance of the Separation Benefits or the CIC Separation Benefits in accordance with the applicable payment schedules set forth in this Agreement.

(f) No Further Obligations. Except as expressly provided above or as otherwise required by law, the Company will have no obligations to Executive in the event of the termination of this Agreement for any reason.

7. Representations of Executive. Other than with respect to Knight Therapeutics Inc., Executive represents and warrants that Executive is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair Executive’s ability to perform the duties and obligations required hereunder. Executive further agrees that Executive will not divulge to the Company any confidential information and/or trade secrets belonging to others, including Executive’s former employers, except when such disclosure is permitted by the person to whom the obligation of confidentiality is owed. Consistent with the foregoing, Executive will not provide to the Company any documents or copies of documents containing such information.

8. Confidential Information.

(a) Executive acknowledges that the Company will give Executive access to certain highly-sensitive, confidential, and proprietary information belonging to the Company or its affiliates (or third parties who may have furnished such information under obligations of confidentiality), relating to and used in the Company’s and its affiliates’ business (collectively, “Confidential Information”). Executive acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of Company related confidential or proprietary information and material: financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, distribution, and business development strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by the Company or its affiliates; information related to the Company’s or its affiliates’ inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; non-public information relating to the Company’s or its affiliates’ customers, suppliers, distributors, or investors; the specific terms of the Company’s or its affiliates’ agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Company or its affiliates may be associated from time to time; and any and all information relating to the operation of the Company’s or its affiliates’ business which the Company may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by the Company or its affiliates as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

(b) Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; or (iii) is disclosed to Executive by a third party under no obligation to maintain the confidentiality of the information.

(c) Executive acknowledges that the Confidential Information is owned or licensed by the Company or its affiliates (or is possessed by the Company or its affiliates with the permission of its owner); is unique, valuable, proprietary and confidential; derives independent actual or potential commercial value from not being generally known or available to the public; and is subject to reasonable efforts to maintain its secrecy. Executive hereby relinquishes, and agrees that Executive will not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

(d) During and after Executive’s employment with the Company, Executive will hold in trust and confidence all Confidential Information, and will not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by the Company or as authorized in writing by the Company. Executive further agrees that during and after Executive’s employment with the Company, Executive will not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by the Company or as authorized in writing by the Company.

(e) The restrictions in Section 8(d) above will not apply to any information the extent that that Executive is required to disclose such information by law, provided that the Executive (i) notifies the Company of the existence and terms of such obligation, (ii) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(f) Nothing in this Agreement is intended to or will prohibit Executive from communicating with any governmental authority, or making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority, or from filing, testifying or participating in a legal proceeding relating to such violations, including making disclosures protected or required by any whistleblower law or regulation to the Securities and Exchange Commission, the Department of Labor, or any other appropriate government authority charged with the enforcement of any applicable laws. In addition, nothing in this Agreement is intended to or will limit any employee’s right to discuss the terms, wages, and working conditions of their employment, as protected by applicable law. Pursuant to the Defend Trade Secrets Act of 2016, an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(g) Return of Property. Upon request during employment and immediately at the termination of Executive’s employment, Executive will return to the Company all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company or its affiliates in Executive’s possession or under Executive’s control. If requested by the Company, Executive will certify in writing that all such materials have been returned to the Company. Executive also expressly agrees that immediately upon the termination of Executive’s employment with the Company for any reason, Executive will cease using any secure website, computer systems, e-mail system, or phone system or voicemail service provided by the Company for the use of its employees.

9. Assignment of Inventions.

(a) Executive agrees that all developments or inventions (including without limitation any and all software programs (source and object code), algorithms and applications, concepts, designs, discoveries, improvements, processes, techniques, know-how and data) that result from work performed by Executive for the Company or relate to the business of the Company or its affiliates, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection (“Inventions”), will be the sole and exclusive property of the Company or its nominees, and Executive will and hereby does assign to the Company all rights in and to such Inventions upon the creation of any such Invention, including, without limitation: (i) patents, patent applications and patent rights throughout the world; (ii) rights associated with works of authorship throughout the world, including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information throughout the world; (iv) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable), now existing or hereafter filed, issued or acquired (collectively, the “IP Rights”).

(b) For avoidance of doubt, if any Invention falls within the definition of “work made for hire” as such term is defined in 17 U.S.C. § 101, such Invention(s) will be considered “work made for hire” and the copyright of such Invention(s) will be owned solely and exclusively by the Company. If any Invention does not fall within such definition of “work made for hire” then Executive’s right, title and interest in and to such Invention(s) will be assigned to the Company pursuant to Section 9(a) above.

(c) The Company and its nominees will have the right to use and/or to apply for statutory or common law protections for such Inventions in any and all countries. Executive further agrees, at the Company’s expense, to: (i) reasonably assist the Company in obtaining and from time to time enforcing such IP Rights relating to Inventions, and (ii) execute and deliver to the Company or its nominee upon reasonable request all such documents as the Company or its nominee may reasonably determine are necessary or appropriate to effect the purposes of this Section 9, including assignments of inventions. Such documents may be necessary to: (1) vest in the Company or its nominee clear and marketable title in and to Inventions; (2) apply for, prosecute and obtain patents, copyrights, mask works rights and other rights and protections relating to Inventions; or (3) enforce patents, copyrights, mask works rights and other rights and protections relating to Inventions. Executive’s obligations pursuant to this Section 9 will continue beyond the termination of Executive’s employment with the Company. If the Company is unable for any reason to secure Executive’s signature to any lawful and necessary document required to apply for or execute any patent, trademark, copyright or other applications with respect to any Inventions (including renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints the Company and its then-current Chief Executive Officer as Executive’s agent and attorney-in-fact to act for and in behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or other rights thereon with the same legal force and effect as if executed by Executive.

(d) The obligations of Executive under Section 9(a) above will not apply to any Invention that Executive developed entirely on Executive’s own time without using the Company’s equipment, supplies, facility or trade secret information, except for those Inventions that (i) relate to the Company’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for Company. Executive will bear the burden of proof in establishing the applicability of this subsection to a particular circumstance.

10. Restrictive Covenants.

(a) Purpose. Executive understands and agrees that the purpose of this Section 10 is solely to protect the Company’s legitimate business interests, including, but not limited to its confidential and proprietary information, customer relationships and goodwill, and the Company’s competitive advantage, and will not unduly impair Executive’s ability or right to work or earn a living. Therefore, Executive agrees to be subject to restrictive covenants under the following terms.

(b) Definitions. As used in this Agreement, the following terms have the meanings given to such terms below.

(i) “Business” means (A) developing, manufacturing, and selling medications for headache, heartburn, allergy attack, ache and pain, and upset stomach in the form of powders, including but not limited to products under the brand name UrgentRX; (B) developing, manufacturing, and selling skincare, nail polish and nail care products, including but not limited to products under the brand name Hand MD; (C) developing, manufacturing, and selling herbal detox tea, including but not limited to products under the brand name Flat Tummy Tea; (D) developing, manufacturing, and selling supplements designed to improve concentration and memory, including but not limited to products under the brand name Focus Factor; and (E) the business(es) in which the Company or its affiliates was engaged at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason.

(ii) “Company Employee” means any person who is or was an employee or consultant of the Company or its affiliates at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason.

(iii) “Customer” means any person or entity who is or was a customer or client of the Company or its affiliates at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason and with whom Executive had dealings on behalf of the Company or its affiliates in the course of Executive’s employment with the Company during such period, or about whom Executive learned or received Confidential Information in the course of Executive’s employment with Company during such period.

(iv) “Restricted Period” means the period commencing on the date of termination of Executive’s employment with the Company for any reason and ending twelve (12) months after such date, provided, however, that this period will not run during any time Executive is in violation of this Section 10, it being the intent of the parties that the Restricted Period will be extended for any period of time in which Executive is in violation of this Section 10 so as to provide the Company with the full benefit of the twelve-month period described herein.

(v) “Restricted Territory” means the United States of America, it being understood that the Company’s Business is conducted throughout the United States of America. To the extent that a court of competent jurisdiction determines that the foregoing definition is too broad to be enforced in a particular situation, then “Restricted Territory” will mean (A) each state, or similar political subdivision within the United States in which Employee performed material employment-related activities on behalf of the Company or its affiliates at the time of, or during the twelve (12) month period immediately prior to the termination of Employee’s employment with the Company for any reason, and (B) each state or similar political subdivision within the United States in which the Company or its affiliates engaged in Business with respect which Employee provided material services on behalf of the Company or its affiliates at the time of, or during the twelve (12) month period immediately prior to the termination of Employee’s employment with the Company for any reason.

(c) Non-Competition. During Executive’s employment with the Company, Executive will not, on Executive’s own behalf or on behalf of any other person, engage in any business competitive with or adverse to that of the Company. In addition, during Executive’s employment with the Company and during the Restricted Period, Executive will not (i) engage in the Business in the Restricted Territory, nor (ii) hold a position based in or with responsibility for all or part of the Restricted Territory, with any person or entity engaging in the Business, whether as employee, consultant, or otherwise, in which Executive will have duties, or will perform or be expected to perform services for such person or entity, that is or are the same as or substantially similar to the position held by Executive or those duties or services actually performed by Executive for the Company within the twelve (12) month period immediately preceding the termination of Executive’s employment with the Company, or in which Executive will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of the Company for the purpose of providing, or attempting to provide, such person or entity with a competitive advantage with respect to the Business.

(d) Non-Solicitation. During Executive’s employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other party:

(i) Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer for purposes of marketing, selling, or providing products or services to such Customer that are competitive with the Business of the Company or its affiliates;

(ii) Accept as a customer any Customer for purposes of marketing, selling, or providing products or services to such Customer that are competitive with the Business of the Company or its affiliates;

(iii) Induce, encourage, or attempt to induce or encourage any Customer to purchase or accept products or services that are competitive with those offered by the Company or its affiliates from any person or entity (other than the Company or its affiliates) engaging in the Business;

(iv) Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with the Company or its affiliates;

(v) Solicit, induce, or attempt to solicit or induce any Company Employee to terminate his or her employment or engagement with the Company or its affiliates; or

(vi) Otherwise interfere with or engage in any conduct that would have the effect of interfering with the business relationship between the Company or its affiliates and any of their vendors, suppliers, consultants, or contractors.

(e) Reasonableness of Restrictions. Executive acknowledges and agrees that the restrictive covenants in this Agreement (i) are essential elements of Executive’s employment by the Company and are reasonable given Executive’s access to the Company’s Confidential Information and the substantial knowledge and goodwill Executive will acquire with respect to the Business of the Company as a result of Executive’s employment with the Company, and the unique and extraordinary services to be provided by Executive to the Company; (ii) are reasonable in time, territory, and scope, and in all other respects; and (iii) are supported by adequate consideration, including but not limited to Executive’s employment hereunder and the compensation and benefits to be provided to Executive by the Company.

(f) Judicial Modification. Should any part or provision of this Section 10 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability will not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties further agree that if any portion of this Section 10 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the parties intend that the Court will, to the maximum extent permitted by law, replace the invalid or unreasonable terms with terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

11. Enforcement. Executive acknowledges and agrees that the Company will suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under Sections 8, 9, or 10 of this Agreement and that monetary damages would be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach by Executive of any of Executive’s obligations under Sections 8, 9, or 10 of this Agreement, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief in order to prevent or to restrain any such breach. The prevailing party in any action brought by the Company to enforce Sections 8, 9 or 10 of this Agreement, shall be entitled to recover from the non-prevailing party his or its attorney fees and costs incurred in connection with any such action, including all appellate fees, arbitration fees, expenses, and all other costs incurred.

12. Indemnification. To the maximum extent permitted by applicable law, the Company shall defend, indemnify and hold harmless Executive from any and all claims, demands, suits, actions, proceedings or other administrative matter, fines, penalties or other matters at law or equity which arise against Executive by reason of being an officer, director or employee of the Company, or which relate to the acts and omissions of Executive which take place in the normal course of the duties of Executive for the Company, or other such acts and omissions as may be otherwise requested of Executive by the Company, provided, however, provided that any settlement, consent to judgment, or similar action taken by Executive without the prior written consent of the Company in respect of any such lawsuit or other claim will not be subject to indemnification hereunder, and provided further that the obligation of the Company to defend, indemnify and hold Executive harmless shall not apply to any acts of willful misconduct on the part of Executive. For purposes of this Section 12, an act shall be treated as willful if done or not done in bad faith and without reasonable belief that such act was in the best interests of the Company. Notwithstanding anything to the contrary, the obligation of the Company to defend, indemnity and hold Executive harmless pursuant to this Agreement shall survive the termination of this Agreement and any other Agreements which may arise between the Company and Executive in the future.

13. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter.

(b) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Executive, heirs, executors, and/or personal representatives. The Company may freely assign or transfer this Agreement to an affiliated company or to a successor following a merger, consolidation, sale of assets, or other business transaction. Executive may not assign, delegate or otherwise transfer any of Executive’s rights, interests or obligations in this Agreement without the prior written approval of the Company.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

(d) Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to the other party on the date it is actually delivered by personal delivery of such notice in person or overnight, trackable courier service (such as FedEx) to the address listed below or to such other address as a party may designate by notice to the other party. All Notices shall also be sent by e-mail to all parties requiring notice, but such e-mail delivery will not constitute notice for purposes of this Agreement..

If to Executive:	Jeffrey Kadanoff
[On File]

If to Company:	Synergy CHC Corp.
865 Spring Street
Westbrook, ME 04092
Attention: Chief Executive Officer
jack@synergychc.com

(e) Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and Executive. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

(f) Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g) Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Unless otherwise clearly indicated by the context, any reference in this Agreement to any “Section” refers to the corresponding Section of this Agreement. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Company and Executive and no presumption or burden of proof will arise favoring or disfavoring the Company or Executive by virtue of the authorship of any provision in this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

(h) Survival. The terms of Sections 5, 6, 8, 9, 10, 11, 12 and 13 will survive the termination of this Agreement for any reason.

(i) Remedies Cumulative. The rights and remedies of the parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.

(j) Governing Law. This Agreement will be governed by the laws of the State of New York without giving effect to any choice or conflict of law principles of any jurisdiction.

(k) Venue. The parties agree that any litigation arising out of or related to this Agreement or Executive’s employment by Company will be brought exclusively in any state or federal court sitting in New York County, New York. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) except as expressly provided above, agrees not to bring any proceeding arising out of or relating to this Agreement or Executive’s employment by Company in any other court.

(l) Tax Matters. The Executive and Company shall work in good faith and in a tax compliant manner as it pertains to compensation, equity and other consideration provided to Executive pursuant to this Agreement, provided that Company and Executive will treat all such compensation, equity and other consideration in a manner most favorable to Executive in the event Executive has optional tax treatment among jurisdictions, and provided further that nothing herein will be construed to require the Company to violate its obligations under any applicable tax law, and the Company will be entitled to rely on its attorneys, accountants, and other professional advisors, applying reasonable interpretations of applicable tax laws in good faith, in making any determinations under this Section 13(l). The Company will investigate the possibility that stock options issued to Executive as described above can be issued so as to qualify for favorable tax treatment under Canadian federal and provincial law, provided that any efforts to achieve such end will not adversely impact tax treatment for any current or future optionees who are U.S. taxpayers.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EXECUTIVE:	COMPANY:

Synergy CHC Corp.

/s/ Jeffey Kadanoff	By:	/s/ Jack Ross
Jeffrey Kadanoff		Jack Ross
Chief Executive Officer

Signature Page to Jeffrey Kadanoff Executive Employment Agreement